Exhibit 11

                                Viacom Inc. and Subsidiaries
                            Computation of Net Earnings Per Share

                                                              Year ended December 31,
                                                      ------------------------------------
                                                       1995          1994            1993
                                                       ----          ----            ----
                                                    (In millions, except per share amounts)
Earnings:
Net earnings from continuing operations.........      $214.9       $130.5         $ 169.5
Cumulative convertible preferred stock dividend
  requirement...................................        60.0         75.0            12.8
                                                      ------       ------         -------
Earnings from continuing operations attributable
  to common stock...............................       154.9         55.5           156.7
Earnings (loss) from discontinued operations, net
  of tax........................................         7.6        (20.5)             --
Extraordinary loss, net of tax..................          --        (20.4)           (8.9)
Cumulative effect of change in accounting
  principle.....................................          --           --            10.4
Net earnings attributable to common stock.......      $162.5       $ 14.6         $ 158.2

Primary Computation:
- --------------------
 Shares:
   Weighted average number of common shares.....       362.4        207.6           120.6
   Common shares potentially issuable in
      connection with:
      Stock options and warrants................         8.3          2.6              --
      Contingent value rights (a)...............          --          5.8              --
      Variable common rights (b)................         4.4          4.0              --
   Weighted average common shares and common
      share equivalents.........................       375.1        220.0           120.6

Net earnings per common share:
    Net earnings from continuing operations.....      $  .41      $   .25          $ 1.30
    Earnings (loss) from discontinued operations,
    net of tax..................................         .02         (.09)             --
    Extraordinary loss, net of tax..............          --         (.09)           (.07)
    Cumulative effect of change in accounting
      principle...................................        --           --             .08
                                                      ------       ------          ------
    Net earnings................................      $  .43      $   .07          $ 1.31
                                                      ======       ======          ======

Fully Diluted Computation (c):
- --------------------------
 Shares:
   Weighted average number of common shares
     outstanding................................       362.4        207.6           120.6
   Common shares potentially issuable in
     connection with:
      Stock options and warrants................         8.6          3.0              --
      Contingent value rights (a)...............          --          5.8              --
      Variable common rights (b)................         4.5          4.0              --
                                                      ------       ------          ------
   Weighted average common shares and common
      share equivalents.........................       375.5        220.4           120.6
                                                      ======       ======          ======

Net earnings per common share:
   Net earnings from continuing operations......      $  .41      $   .25         $  1.30
   Earnings (loss) from discontinued operations,
      net of tax................................         .02         (.09)             --
   Extraordinary loss, net of tax...............          --         (.09)           (.07)
   Cumulative effect of change in accounting
      principle.................................          --           --             .08
                                                      ------       ------          ------
   Net earnings.................................      $  .43      $   .07         $  1.31
                                                      ======       ======          ======

(a) The contingent value rights (the "CVRs") matured on July 7, 1995. The Company paid approximately $81.9 million in cash of approximately $1.44 per CVR to settle is obligation.

(b) The variable common rights (the "VCRs") matured on September 29, 1995. The Company issued approximately 6.1 million shares of Viacom Inc.
    Class B Common Stock, or .022665 of a share of Viacom Inc. Class B Common Stock per VCR, to settle its obligation under the VCRs.

(c) The Preferred Stock and related dividend requirement had an anti-dilutive effect on earnings per share in 1995, 1994 and 1993 and, therefore, were excluded from the computation.